       EXHIBIT 10.40

MASTER SERVICE AGREEMENT

THIS MASTER SERVICE AGREEMENT (the "Agreement") dated this 19th day of September 2018

BETWEEN:

CLIENT
Investview INC and its Assigns
12 South 400 West
Salt Lake City, UT 84101
(the "Client")

&

CONTRACTOR
BYOBitcoin LLC
4510 W Guadalupe St Austin, TX 78751
(the "Contractor")

CONTROLLER
Mike Boggs
137 Hawthorne Dr
Everett, PA 15537

BACKGROUND
1. The Client is of the opinion with due diligence completed that the Contractor has the necessary qualifications, experience and abilities to provide services to the Client.

2. The Contractor is agreeable to providing such services to the Client on the terms and conditions set out in this Agreement.

3. The Controller’s role is to facilitate the initial business relationship between Client and Contractor, monitor and maintain obligations brought henceforth of this agreement and future agreements for the client, otherwise Client and Contractor shall communicate directly in the normal course of business. It is solely the responsibility of the Client to compensate the Controller and ensure that any obligations to Controller are met.

4. The purpose of this business arrangement is for Client to be able to provide its customers, namely, the ability to purchase cryptocurrency mining hardware, and subsequently provide hosting services for the hardware for the purpose of cryptocurrency mining (the “Product Package”).

5. Client is responsible for accurately advertising the Product Package to its customers. Contractor is not liable for the content of any advertising or marketing conducted by Client.

6. Client affirms that it engages in reasonable and appropriate compliance measures given its role as a service provider of financial research and education services.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Contractor (individually the "Party" and collectively the "Parties" to this Agreement) agree as follows:

1. SERVICES PROVIDED
The Client hereby agrees to engage the Contractor to provide the Client with the following services (the "Services"):

Order, receive, manage, maintain, provide power & internet for all mining rig equipment ordered through Investview INC and its assigns.

The Services may be expanded to include additional tasks the parties mutually agree to from time to time. The Contractor hereby agrees to provide such Services to the Client.

2. TERM OF AGREEMENT
a)
The term of this Agreement (the "Term") will begin on the date of this Agreement and will remain in full force and effect indefinitely until terminated as provided in this Agreement.

b)
In the event that either Party wishes to terminate this Agreement, that Party will be required to provide sixty (60) days' written notice to the other Party.

c)
In the event that either Party breaches a material provision under this Agreement, the non-defaulting Party may terminate this Agreement immediately and require the defaulting Party to indemnify the non-defaulting Party against all reasonable damages.

d)
This Agreement may be terminated at any time by mutual agreement of the Parties.

e)
Except as otherwise provided in this Agreement, the obligations of the Contractor will end upon the termination of this Agreement.

3. PERFORMANCE
The Parties agree to do everything necessary to ensure that the terms of this Agreement take effect and includes but is not limited to the following:

a)
Payment is necessary to ensure that devices purchased through the Product

Package can be made operational in a proper facility within the given timeline.

b)
Once client sells 2,300 (Two Thousand Three Hundred) units of hardware, and the contractor has received the equivalent payment, the contractor is then required to build out a dedicated facility and be operational within a maximum of 90 days. This 90-day contractor deadline for hosting does not commence until this unit of sales requirement has been met by client.

c)
If the Client wishes to accelerate the dedicated facility timeline, they may do so by providing upfront funding assistance in amounts ranging from $25,000.00 to $100,000.00 enabling the Contractor to begin facility buildout prior to the 2,300unit quantity purchase requirement. Any amounts advanced to Contractor from Client will be deducted from product package purchases after 2,300 units ordered are achieved.

d)
The Parties agree that plans and design for a mining pool will commence upon the successful sale and hosting of 8,000 units. At this time, updated timelines will be provided to Client on a weekly basis as to the date and availability of the establishment and operation of the pool.

e)
The Parties further agree that unless affirmatively stated otherwise, the contractor will become the exclusive crypto-currency device sales and device hosting partner to Client and Client’s customers ninety (90) days after the commencement of the Term. The contractor will give the client a 45-day first right of refusal after the original 4,800 rigs are sold. for all available new facilities, and power, a 1,600-unit count per exclusivity at each new specified facility

4. CURRENCY

Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (US Dollars).

5. Payments/ALLOCATIONS
a)
The Client is able to pay the contractor in USD and/or Bitcoin (BTC).

b)
Notice of split of payments in different monetary amounts can be provided verbally.

c)
An agreement of how funds will be sent to contractor will be agreed upon during launch planning.

d)
Contractor is required to show proof of purchase for each dispatch of orders to Investview INC and/or Controller within 72 hours of receiving said payment.

6. CONFIDENTIALITY
a)
Confidential information (the "Confidential Information") refers to any data or information relating to the business of the Client which would reasonably be considered to be proprietary to the Client including, but not limited to, accounting records, business processes, and client records and that is not generally known in the industry of the Client and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.

b)
The Contractor and Client mutually agree that they will not disclose, divulge, reveal, report or use, for any purpose, any confidential information which the Contractor or Client has obtained from the other party, except as authorized by the Client or as required by law. The obligations of confidentiality will apply during the term of this Agreement and will survive indefinitely upon termination of this Agreement.

All written and oral information and material disclosed or provided by the Client to the Contractor under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Contractor.

7. OWNERSHIP OF INTELLECTUAL PROPERTY
a)
All intellectual property and related material (the "Intellectual Property") that is developed or produced under this Agreement, will be the property of the Contractor. The Client is granted a non-exclusive limited-use license of this Intellectual Property.

b)
Title, copyright, intellectual property rights and distribution rights of the Intellectual Property remain exclusively with the Contractor.

8. RETURN OF PROPERTY
Upon the expiration or termination of this Agreement, the Contractor will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

9. CAPACITY/INDEPENDENT CONTRACTOR
In providing the Services under this Agreement it is expressly agreed that the Contractor is acting as an independent contractor and not as an employee. The Contractor and the Client acknowledge that this Agreement does not create a partnership or joint venture between them and is exclusively a contract for service. The Client is not required to pay, or make any contributions to, any social security, local, state or federal tax, unemployment compensation, workers' compensation, insurance premium, profit-sharing, pension or any other employee benefit for the Contractor during the Term. The Contractor is responsible for paying, and complying with reporting requirements for, all local, state and federal taxes related to payments made to the Contractor under this Agreement.

10. NOTICE
All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the following addresses:

 Investview INC
ATTN: Annette Raynor
745 Hope Road

Eatontown, NJ 07724

BYOBitcoin LLC

4510 W Guadalupe St
Austin, TX 78751

or to such other address as either Party may from time to time notify the other and will be deemed to be properly delivered (a) immediately upon being served personally, (b) two days after being deposited with the postal service if served by registered mail, or (c) the following day after being deposited with an overnight courier.

11. INDEMNIFICATION
Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

12. ADDITIONAL CLAUSES
a)
Investview INC and its Assigns will allow an initial 36-month hosting agreement or multiyear hosting contracts to be fulfilled by Contractor. An example of the hosting agreement is included as Exhibit B.

b)
Contractor maintains ownership of this hosting contract and will continue to service and honor the contract.

c)
Contractor extends the current Product Package price list to Client herein included as Exhibit A.

d)
Client will send funds for weekly Product Package purchases by Clients’ customers to Contractor by Friday by 2 pm Mountain Time of every week per the amount stated above.

Contractor will be required to place the orders within 72 hours of monies/credit received from the date of monies posted.

e)
Contractor is extending the Client insurance for the term of the Contractor hosting agreement. Client will include the price of the upfront insurance payment in the Product Package purchase and remit to Contractor with all Product Package purchases.

f)
Contractor will be required to open another facility strictly for Investview INC and it’s Assigns upon the total cumulative purchase of 2,300 packages.

g)
Investview INC and its assigns will be allowed to showcase, provide tours, or events near their specific allocated facility. We require five business days’ notice and approval so that management can be on site.

h)
Software will be branded to Investview Inc., its Assigns or as requested.

i)
Customer support will be provided for the software by Contractor.

j)
Equipment inbound customer support will be provided by Client.

k)
Contractor is responsible to collect the accounts receivable from day 61 for all purchases. Therefore, Client shall provide Contractor with all relevant and necessary information to assume this invoicing function when it transitions from Client to Contractor.

l)
Client will supply a purchase agreement and hosting agreement to each customer for the associated purchase.

13. MODIFICATION OF AGREEMENT
Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

14. TIME OF THE ESSENCE
Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

15. ASSIGNMENT
The Contractor will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

16. ENTIRE AGREEMENT
It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

17. ENUREMENT
This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

18. TITLES/HEADINGS
Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

19. GENDER
Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

20. GOVERNING LAW
This Agreement will be governed by and construed in accordance with the laws of the State of Utah.

21. SEVERABILITY
In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

22. WAIVER
The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

23. DISPUTE RESOLUTION

Exhibit A
Pricing

1.
Contractor pricing for Client hardware purchase is: $480

2.
An upfront payment of $90 for provisioning and insurance coverage for the period equal to 36 months from the day operation commences will be collected and remitted to Contractor with each hardware purchase.

3.
Current hardware being purchased: S9j 14.5T/h

4.
Pricing is subject to revision based on market conditions.

5.
Client is responsible for collection of 2 (two) months hosting and maintenance fees for all purchases.

6.
Contractor is responsible for the collection of all hosting and maintenance fees from end user customer from day 61 through to the end of the term.

7.
Client is responsible for collection of the shipping fee per each order of hardware. Client shall remit this amount to Contractor for each order placed. That cost is currently $100 per unit of hardware.

DISCLOSURE: Both parties are aware and understand that these prices may fluctuate up or down that are not able to be controlled by either party due to market conditions of several factors.

Exhibit B Enclosure

Customer Hosting Agreement

Terms of Service

Governing Policies & Procedures

HARDWARE DEVICE SERVICE AGREEMENT

THIS HARDWARE DEVICE SERVICE AGREEMENT (the “Agreement”) is made effective as of [September 19, 2018] (the “Effective Date”) by and between BYOBitcoin LLC a Texas limited liability company with its principal offices located in, Austin TX (“Seller”), and [Investview, Inc. (“Customer”), collectively, the “Parties”.

BACKGROUND

A.
Seller has developed certain business practices and / or software applications embedded in digital currency mining hardware, which Seller makes available to subscribers for the purpose of providing efficient digital currency mining services.

B.
The Customer wishes to use Seller's service in its current form.

C.
Seller has agreed to provide, and the Customer has agreed to purchase and pay for Seller's service subject to the terms and conditions of this Agreement.

D.
Seller provides Customer with a mobile or web app to read and display the data created by Seller software devices on an “as is” basis without any further representations or warranties, and may not be held responsible for bugs, crashes, failures, or anything whatsoever with respect to the operation of its mobile or web app.

E.
Customer understands that Seller is not responsible for the value, exchange rate, level of difficulty in obtaining, or legal treatment by authorities of, any digital currency. Customer further understands that publicly available exchange rates, value rates, difficulty rates, or any other measure of value or availability for digital currencies fluctuate regularly, and that Seller is not responsible in any way for these fluctuations and any gain or loss experienced by Customer as a result of such fluctuations. Customer also understands that Seller uses a public digital currency mining pool to provide its Services, and that any individual Customer’s contribution to the currency mining process is calculated in relation to its pro rata presence within the mining pool, and that the value of any digital currency mined through such a pool may differ from publicly available values.

F.
47 CFR 15 Notice: Operation of any radio transmission devices related to the Services provided to Customer is subject to the following two conditions: (1) Devices may not cause harmful interference, and (2) devices must accept any interference received, including interference that may cause undesired operation.

G.
The Parties shall attach a proposal or some form of original purchase order to this Agreement, as Exhibit B, that confirms the basic terms of the Parties’ business arrangement, such as pricing, quantity, monthly payment amount, and contact information, as set forth in Exhibit A.

H.
Customer understands that they are solely responsible for the maintenance of their digital currency wallet, and any passwords or other account management features associated with that digital currency wallet. Customer will provide all necessary information for Seller to securely transfer digital currency to Customer’s wallet prior to the commencement of any Services on behalf of or for the benefit of Customer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREED TERMS 1. INTERPRETATION

The definitions and rules of interpretation in this clause apply in this Agreement.

Authorized Users: those employees, agents and independent contractors of who are authorized by the Customer (or Seller on behalf of Customer) to use the Services and the Documentation; Authorized User may also mean all personnel authorized to use the Services and Documentation at a single business location.

Business Day: any day which is not a Saturday, Sunday or legal holiday in the United States.

Confidential Information: information that is proprietary or confidential and is either clearly labeled as such, reasonably should be known as confidential, or identified as Confidential Information throughout this Agreement.

Customer Data: the data inputted or generated by the Customer, Authorized Users, or Seller on the Customer's behalf for the purpose of using the Services or facilitating the Customer’s use of the Services.

Documentation: the document made available to the Customer by Seller either in hard copy or at byobitcoin-mining.com or such other web address as identified by Seller to the Customer from time to time which sets out a description of the Services and the user instructions for the Services.

Effective Date: the date set forth in the initial paragraph of this Agreement.

Hardware Device: An ASIC cryptocurrency miner is an Application Specific Integrated Circuitry hardware that is designed to solve one specific algorithm (SHA256, X11, Scrypt, etc) using electrical energy and computational power by doing so the hardware is able to produce cryptocurrency (Bitcoin, Litecoin, Dash, etc).

Hardware Device Subscription: The Hardware Device subscriptions purchased by the Customer which entitle Authorized Users to access and use the Services and the Documentation in accordance with this Agreement; Customer purchases Subscriptions based on the number of Hardware Devices in use by Customer.

Services: The digital currency mining subscription services provided by Seller to the Customer under this Agreement, via byobitcoin-mining.com, and or other software / mobile applications supplied or developed by Seller or any other website or software or application or hardware devices with embedded software as provided to the Customer by Seller from time to time, for the purpose of mining digital currency for use by Customer in the course of its business.

Software: the software applications provided by Seller as part of the Services.

Software Device: hardware provided by Seller with embedded Software such that the hardware is functionally devoid of use without the Software.

Subscription Fees: the subscription fees payable by the Customer to Seller for the Device Services.

Support Services Policy: Seller's policy for providing support in relation to the Services as made available herein or such other website address as may be notified to the Customer from time to time. Support Services generally include support available during normal business hours

2. CHARGES AND PAYMENT

a.
The Customer shall pay the Subscription Fees to Seller for the Hardware Device Services according to the following terms:

Effective Date of Services Agreement	1st Day of Equipment Operation
Term of Services Agreement	24 months
Monthly Subscription Price	$90.00
Number of Prepaid Months w/ insurance	2 months
First Payment Due	1 day after the prepaid period ends

b.
The Customer shall on the Effective Date provide to Seller valid, up-to-date and complete payment information, such as ACH or wire transfer information and any other relevant valid, upto-date and complete contact and billing details and, if the Customer provides:

i.
its approved information to Seller, Seller shall invoice the Customer:

ii.
on the Effective Date for the Subscription Fees for payment of the initial Subscription Term; iii. at least 3 business days prior to each month, or annual payment due date for the Services, payable with respect to the next Renewal Period, and the Customer shall pay each invoice within 5 business days after the date of receipt of such invoice.

c.
If Seller has not received payment within 48 hours after the due date, and without prejudice to any other rights and remedies of Seller:

i.
Seller may, without liability to the Customer, disable the Customer’s password, account and access to all or part of the Services if payment is not received within 48 hours of a payment due date, and Seller shall be under no obligation to provide any or all of the Services while the invoice(s) remain unpaid;

ii.
In the event of non-payment and suspension or cancellation of the Services, Seller shall still store Customer data for a period of up to thirty (30) days, and Customer will be able to reaccess this data and the Services upon payment and resumption of the Services;

iii.
Invoices not paid in full within the 30 days will result in termination of contract and change in ownership of equipment to Seller as form of payment for damages occurred by customer defaulting on payment.

iv.
All amounts and fees stated or referred to in this Agreement shall be payable in U.S. dollars.

d.
Customer may terminate contract and receive their equipment for a fee of 3 months payment plus shipping. Seller has prepaid for power and this termination fee will cover the damages.

e.
Payments to Seller are non-cancellable and non-refundable

3. ACCEPTANCE OF TERMS

I have read the BYOBitcoin Terms of Service (TOS) document and accept these terms: ☐

I have read the BYOBitcoin Policy & Procedures (P&P) and accept these policies:  ☐

I state that that no claims have been made me and fully release the sellers from claims: ☐

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first written above.

Seller	Buyer

Signature: /s/ Devin Blitzer	Signature: /s/ Ryan Smith

Name: Name: Kuvera ID #:

Terms of Service Agreement

AGREED TERMS

1. INTERPRETATION

The definitions and rules of interpretation in this clause apply in this Agreement.

Authorized Users: those employees, agents and independent contractors of who are authorized by the Customer (or Seller on behalf of Customer) to use the Services and the Documentation; Authorized User may also mean all personnel authorized to use the Services and Documentation at a single business location.

Business Day: any day which is not a Saturday, Sunday or legal holiday in the United States.

Confidential Information: information that is proprietary or confidential and is either clearly labeled as such, reasonably should be known as confidential, or identified as Confidential Information throughout this Agreement.

Customer Data: the data inputted or generated by the Customer, Authorized Users, or Seller on the Customer'sbehalf for using the Services or facilitating the Customer’s use of the Services.

Documentation: the document made available to the Customer by Seller either in hard copy or at byobitcoin-mining.com or such other web address as identified by Seller to the Customer from time to time which sets out a description of the Services and the user instructions for the Services.

Effective Date: the date set forth in the initial paragraph of this Agreement.

Hardware Device: An ASIC cryptocurrency miner is an Application Specific Integrated Circuitry hardware that is designed to solve one specific algorithm (SHA256, X11, Scrypt, etc) using electrical energy and computational power by doing so the hardware is able to produce cryptocurrency (Bitcoin, Litecoin, Dash, etc).

Hardware Device Subscription: The Hardware Device subscriptions purchased by the Customer which entitle Authorized Users to access and use the Services and the Documentation in accordance with this Agreement; Customer purchases Subscriptions based on the number of Hardware Devices in use by Customer.

Services: The digital currency mining subscription services provided by Seller to the Customer under this Agreement, via byobitcoin-mining.com, and or other software / mobile applications supplied or developed by Seller or any other website or software or application or hardware devices with embedded software as provided to the Customer by Seller from time to time, for the purpose of mining digital currency for use by Customer in the course of its business.

Software: the software applications provided by Seller as part of the Services.

Software Device: hardware provided by Seller with embedded Software such that the hardware is functionally devoid of use without the Software.

Subscription Fees: the subscription fees payable by the Customer to Seller for the Device Subscriptions.
Subscription Term: has the meaning given in clause 15.
Support Services Policy: Seller's policy for providing support in relation to the Services as made available herein, at byobitcoin-mining.com, or such other website address as may be notified to the Customer from time to time. Support Services generally include:
●
Customer service support available during normal business hours

●
Remote / virtual technical support for Software Devices

●
Warranty assistance for Customer: although Seller works with all Hardware Devices “as is” and does not provide any warranty for any Hardware Device used for the Services (whether or not such Hardware Device was also purchased from Seller), will provide reasonable customer service to assist Customers with any issues or Hardware Device failures typically covered by a warranty or otherwise the result of normal wear and tear. For the avoidance of doubt, Seller is not responsible for making any repairs or incurring any expense whatsoever on behalf of Customer to maintain or repair any Hardware Device. Notwithstanding the foregoing, in the event a repair is needed for any Hardware Device, Seller and Customer will use commercially reasonable efforts to identify a solution which may include, but is not limited to, the purchase of a new Hardware Device by Customer, or repairing a Hardware Device at cost to Customer.

Virus: anything or device (including any software, code, file or program) which may: prevent, impair or otherwise adversely affect the operation of any computer software, hardware, or network, any telecommunications service, equipment or network or any other service or device; prevent, impair or otherwise adversely affect access to or the operation of any program or data, including the reliability of any program or data (whether by re-arranging, altering or erasing the program or data in whole or part or otherwise); or adversely affect the user experience, including worms, trojan horses, viruses and other similar things or devices.

2. Clause, schedule and paragraph headings, or errors in any internal references amongst clauses, paragraphs, or sections of this Agreement, shall not affect the validity or interpretation of this Agreement.

3. A reference to a statute or statutory provision is a reference to it as it is in force for the time being, taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

4. References to clauses and schedules are to the clauses and schedules of this Agreement; references to paragraphs are to paragraphs of the relevant schedule to this Agreement.

      HARDWARE DEVICE SUBSCRIPTIONS

1. Subject to the Customer purchasing the Services in accordance with the other terms and conditions of this Agreement, Seller grants to the Customer a non-exclusive, non-transferable right to permit the Authorized Users to use the Services and the Documentation during the Subscription Term solely for mining and collecting digital currency.

2. The Customer shall not access, store, distribute or transmit any Viruses, or any material during its use of the Services that:

(a)
is unlawful, harmful, threatening, defamatory, obscene, infringing, harassing or racially or ethnically offensive;

(b)
facilitates illegal activity;

(c)
depicts sexually explicit images;

(d)
promotes unlawful violence;

(e)
is discriminatory based on race, gender, color, religious belief, sexual orientation, disability, or any other illegal activity; or

(f)
causes damage or injury to any person or property;

and Seller reserves the right, without liability to the Customer, to disable the Customer’s access to any Services that breaches the provisions of this clause.
3. The Customer shall not:
(a)
except as may be allowed by any applicable law which is incapable of exclusion by agreement between the Parties:

(i) and except to the extent expressly permitted under this Agreement, attempt to copy, modify, duplicate, create derivative works from, frame, mirror, republish, download, display, transmit, or distribute all or any portion of the Software and/or Documentation (as applicable) and/or Services in any form or media or by any means; or

(ii) attempt to reverse compile, disassemble, reverse engineer or otherwise reduce to humanperceivable form all or any part of the Software; or

(b)
access all or any part of the Services and Documentation in order to build a product or service which competes with the Services and/or the Documentation; or

(c)
use the Services and/or Documentation to provide services to third parties; or

(d)
license, sell, rent, lease, transfer, assign, distribute, display, disclose, or otherwise commercially exploit, or otherwise make the Services and/or Documentation available to any third party except the Authorized Users; or

(e)
attempt to obtain, or assist third parties in obtaining, access to the Services and/or

Documentation, other than as provided under this clause 2; or
(f)
prohibit the transmission of data or signals, or interfere with transmission, required for effective hardware or software functioning, whether or not owned or licensed by Customer.

4. The Customer shall use all reasonable efforts to prevent any unauthorized access to, or use of, the Services and/or the Documentation and, in the event of any such unauthorized access or use, promptly notify Seller.

5. The rights provided under this clause 2 are granted to the Customer only and shall not be considered granted to any subsidiary or holding company of the Customer.

SERVICES

1. Seller shall, during the Subscription Term, provide the Services and make available the Documentation to the Customer on and subject to the terms of this Agreement.

2. Seller shall use commercially reasonable efforts to make the Services available 24 hours a day, seven days a week, except for: - If maintenance is required, they will try to reboot, if that doesn’t work, customer will be contacted.

(a) planned maintenance carried out during the maintenance window of 12am (Midnight) to 4:00 am Central time - in the event of planned maintenance, Seller will use commercially reasonable efforts to notify Customer of such planned maintenance; and

(b) unscheduled maintenance performed outside Normal Business Hours, provided that Seller has used reasonable efforts to give the Customer at least one business day of notice in advance, if possible.

3.
Seller will, as part of the Services and at no additional cost to the Customer, provide the Customer with Seller’s standard customer support services during Normal Business Hours.

4.
CUSTOMER DATA

1. The Customer shall own all rights, title and interest in and to all of the Customer Data and shall have sole responsibility for the legality, reliability, integrity, accuracy, and quality of the Customer Data. Customer possesses sole responsibility for the use of Customer Data, including decisions made or actions taken in reliance upon such data. Customer Data is not digital currency.

2. Seller is not responsible for storing or maintaining any Customer Data. In the event of any loss or damage to Customer Data, the Customer's sole and exclusive remedy shall be for Seller to use reasonable commercial efforts to assist customer through customer service protocol. Seller shall not be responsible for any loss, destruction, alteration or disclosure of Customer Data caused by any third party (except those third parties sub-contracted by Seller to perform services related to Customer Data maintenance or back-up).

3. Seller shall, in providing the Services, comply with all other relevant policies relating to the privacy and security of the Customer Data available at byobitcoin-mining.com or written upon such documentation that may be furnished to Customer and may be amended from time to time by Seller in its sole discretion.

4. If Seller processes any personal data information or payment information on the Customer’s behalf when performing its obligations under this Agreement, the Parties agree that:

(a) Seller shall process the personal data information only in accordance with the terms of this Agreement, relevant laws if applicable, such as GDPR or KYC laws, and any lawful instructions reasonably given by the Customer from time to time; and

(b) each Party shall take appropriate technical and organizational measures against unauthorized or unlawful processing of the personal data information or its accidental loss, transmission, destruction, or damage.

  SELLER'S OBLIGATIONS

1. Seller states that the Services will be performed substantially in accordance with the Documentation and with reasonable skill and care.

2. The statement in clause 6.1 shall not apply to the extent of any non-conformance which is caused by use of the Services contrary to Seller's instructions, or modification or alteration of the Services by any party other than Seller or Seller's duly Authorized contractors or agents. If the Services do not conform to clause 6.1, Seller will, at its expense, use all reasonable commercial efforts to correct any such non-conformance promptly. Such correction or substitution constitutes the Customer's sole and exclusive remedy for any breach of the undertaking set out in clause 6.1.

Notwithstanding the foregoing, Seller:
(a) does not warrant that the Customer's use of the Services will be uninterrupted or error-free; nor that the Services, Documentation and/or the information obtained by the Customer through the Services will meet the Customer's requirements;

(b) is not responsible for any delays, delivery failures, or any other loss or damage resulting from the transfer of data over communications networks and facilities, including the Internet, and the Customer acknowledges that the Services and Documentation may be subject to limitations, delays and other problems inherent in the use of such communications facilities;

(c) In no circumstances shall Seller be liable to Customer for any loss, damage, failure, delay, or injury in an amount greater than what Customer has paid to Seller for Services within the preceding 12 months;

(d) shall not be responsible for providing any replacement parts for any devices furnished under or contemplated to be used in accord with this Agreement, pursuant to notification by Customer that a battery replacement is required, or replace the device if the batteries cannot be replaced or recharged;

(e) shall use professional care in installing any Services or suggesting locations or means of device installation, but, absent gross negligence, shall not be responsible or liable to Customer for any damage caused in the course of any installation, whether or not conducted by Seller personal, a third party, or Customer;

(f) shall not be responsible for any power or communication failures reasonably outside the control of Seller (e.g. general power failure or third-party telecommunications failure);

(g) shall not be responsible for the loss of any perishable or retail products intended to be purchased sold by Customer; and

(h) shall be responsible for promptly and professionally working with Customer to remedy any failures or errors in the Services that render the Services inaccurate or unusable by Customer.

3. This Agreement shall not prevent Seller from entering into similar agreements with third parties, or from independently developing, using, selling or licensing documentation, products and/or services which are similar to those provided under this Agreement, including to competitors of Customer.

4. Seller warrants that it has and will maintain all necessary licenses, consents, and permissions necessary for the performance of its obligations under this Agreement.

CUSTOMER'S OBLIGATIONS

The Customer shall:

(a) provide Seller with:
(i)
all necessary cooperation in relation to this Agreement; and

(ii)
all necessary access to such information, facilities, resources, and / or personnel as may be required by Seller; to install and / or render the Services;

(b)
comply with all applicable laws and regulations with respect to its activities under this Agreement;

(c)
carry out all other Customer responsibilities set out in this Agreement in a timely and efficient manner. In the event of any delays in the Customer's provision of such assistance as agreed by the parties, Seller may adjust any agreed timetable or delivery schedule as reasonably necessary;

(d)
ensure that the Authorized Users use the Services and the Documentation in accordance with the terms and conditions of this Agreement and the Customer shall be responsible for any Authorized User’s breach of this Agreement;

(e)
obtain and shall maintain all necessary licenses, consents, and permissions necessary for Seller, its contractors and agents to perform their obligations under this Agreement, including without limitation the Services;

(f)
be solely responsible for damage caused to and replacement cost(s) of any devices provided by Seller under this Agreement, presuming such damage is not the result of normal wear and tear;

(g)
be solely responsible for notifying Seller of any failures of any devices required for or used in conjunction with the Services;

(h)
be responsible for the shipping and handling costs of any devices that must be sent to Seller;

(i)
be solely responsible for any property, product, or equipment loss or damage, lost profits, or any other harm, injury, or damage, that may result from the use of or reliance upon Seller’s services; and

(j)
allow Seller to feature Customer in its marketing, promotional, and / or advertising materials.

(i)
Customer may decline, in writing, to be featured in Seller marketing, promotional, and / or advertising materials at any time, including the commencement of this Agreement, or any time in the future.

 Governing Policies & Procedures

PROPRIETARY RIGHTS

1. The Customer acknowledges and agrees that Seller and/or its licensors own all intellectual property rights in the Services, devices and / or software required for the provision of such Services, and the Documentation. Except as expressly stated in this Agreement, this Agreement does not grant the Customer any rights to, or in, patents, copyrights, database rights, trade secrets, trade names, trademarks (whether registered or unregistered), or any other rights or licences with respect to the Services or the Documentation, whether or not any of the foregoing was developed with collaboration and or resources of Customer;

2. Seller confirms that it has all the rights in relation to the Services and the Documentation that are necessary to grant all the rights it purports to grant under, and in accordance with, the terms of this Agreement.

CONFIDENTIALITY

1.
Each party may be given access to Confidential Information by the other party in order to perform its obligations under this Agreement. A party's Confidential Information shall not be deemed to include information that:

(a)
is or becomes publicly known other than through any act or omission of the receiving party;

(b)
was in the other party's lawful possession before the disclosure;

(c)
is lawfully disclosed to the receiving party by a third party without restriction on disclosure;

(d)
is independently developed by the receiving party, which independent development can be shown by written evidence; or

(e)
is required to be disclosed by law, by any court of competent jurisdiction or by any regulatory or administrative body.

2.
Each party shall hold the other's Confidential Information in confidence and, unless required by law, not make the other's Confidential Information available to any third party, or use the other's Confidential Information for any purpose other than the implementation of this Agreement.

3.
Each party shall take all reasonable steps to ensure that the other's Confidential Information to which it has access is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.

4.
Neither party shall be responsible for any loss, destruction, alteration or disclosure of Confidential Information caused by any third party.

5.
The Customer acknowledges that details of the Services, and the results of any performance tests of the Services, constitute Seller's Confidential Information and trade secrets.

6.
Seller acknowledges that the Customer Data is the Confidential Information of the Customer.

INDEMNITY

1.
The Customer shall defend, indemnify and hold Seller, its officers, directors, attorneys, accountants, agents, and employees harmless against any and all claims, suits, proceedings, damages, judgments and expenses (including costs and reasonable attorneys’ fees) or settlement thereof to on the Customer's use of the Services and/or Documentation. The Customer shall pay resulting costs, damages and legal fees finally awarded against Seller in such action that:
(a)
Seller promptly (within twenty (20) days of receipt of such action) notifies Customer in writing of any such claim;

(b)
The Customer has sole control of the defense, settlement and all settlement negotiations related to such claim; and

(c)
Seller cooperates with Customer, at Customer’s expense, in defending or settling such claim.

2.
Seller shall defend, indemnify and hold Customer, its officers, directors, agents and employees harmless against any and all claims, suits, proceedings, damages, judgments and expenses (including reasonable attorneys’ fees) or settlement thereof to the extent based on a third party claim that the Services as furnished within the scope of this Agreement infringe any U.S. patent granted as of the Effective Date, copyright, or trademark of such third party. Seller shall pay resulting costs, damages and legal fees finally awarded against Customer in such action that are attributable to such claim provided that:
(a)
Customer promptly (within twenty (20) days of receipt of such action) notifies Seller in writing of any such claim;

(b)
Seller has sole control of the defense, settlement and all settlement negotiations related to such claim; and

(c)
Customer cooperates with Seller, at Seller’s expense, in defending or settling such claim.

3. In the defense or settlement of any claim, Seller may procure the right for the Customer to continue using the Services, replace or modify the Services so that they become non-infringing or, if such remedies are not reasonably available, terminate this Agreement on 20 Business Days’ written notice to the Customer without any additional liability or obligation to pay liquidated damages or other additional costs to the Customer.

4. In no event shall Seller be liable to the Customer to the extent that the alleged infringement is based on:

(a)
a modification of the Services or Documentation by anyone other than Seller; or

(b)
the Customer's use of the Services or Documentation in a manner contrary to the instructions given to the Customer by Seller; or

(c)
use of other than the then-current, unaltered version of the Services or Documentation, unless the infringing portion is also in the then-current, unaltered version; or

(d)
the Customer's use of the Services or Documentation after Seller has notified Customer that Seller believes such use may result in infringement.

5. This Agreement states the entire liability of Seller and the exclusive remedy of Customer and Seller's (including Seller’s employees', agents' and subcontractors’) entire obligations and liability, for infringement of any patent, copyright, or trademark, whether under theory of warranty, indemnity or otherwise.

DISCLAIMER OF WARRANTIES

THE SERVICES AND DOCUMENTATION AND / OR DEVICES COVERED BY THIS AGREEMENT ARE

DELIVERED “AS IS” AND THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL

OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS OF RESPONSES AND RESULTS, OF WORKMANLIKE EFFORT, OF LACK OF VIRUSES, AND NON-INFRINGEMENT.

LIMITATION ON LIABILITY

TO THE FULLEST EXTENT ALLOWED BY LAW, BYOBITCOIN SHALL NOT BE LIABLE FOR INDIRECT, SPECIAL,

INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT,

INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT OR LOSS OF USE, EVEN IF ADVISED OF THE

POSSIBILITY OF SUCH DAMAGES. THE LIABILITY OF BYOBITCOIN, REGARDLESS OF THE BASIS OF THE

CLAIM, FOR ANY REASON AND UPON ANY CAUSE OF ACTION UNDER THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL AMOUNT CUSTOMER HAS ACTUALLY PAID TO BYOBITCOIN UNDER THIS AGREEMENT IN THE PRECEDING 12 MONTHS.
IT IS UNDERSTOOD BY THE PARTIES THAT SOME STATES DO NOT ALLOW FOR THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY TO THOSE SPECIFIC DAMAGES IF CONTRARY TO STATE LAW.

TERM AND TERMINATION

1.
Unless otherwise terminated as provided in this clause 15, this Agreement shall commence on the Effective Date and shall continue for the entire Subscription Term as set forth in Exhibit B. Upon expiration of the initial Subscription Term of three (3) months as described in Section 9, this Agreement shall become terminable by Customer by notifying Seller, at least 30 days in advance of the closure of the next Subscription Term, of Customer’s desire to terminate this Agreement.

2.
Without prejudice to any other rights or remedies to which the parties may be entitled, either party may terminate this Agreement without liability to the other if the other party commits a material breach of any of the terms of this Agreement and (if such a breach is remediable) fails to remedy that breach within fifteen (15) days of that party being notified in writing of the breach.

3.
On termination of this Agreement for any reason:

(a)
all licenses granted under this agreement shall immediately terminate;

(b)
each party shall make no further use of any equipment, property, Documentation and other items (and all copies of them) belonging to the other party;

(c)
Seller may destroy or otherwise dispose of any of the Customer Data in its possession unless Seller receives, no later than ten (10) days after the effective date of the termination of this

Agreement, a written request for the delivery to the Customer of such data. The Customer shall pay all reasonable expenses incurred by Seller in returning or disposing of Customer Data; and

(d)
following termination of this Agreement, the provisions of the Agreement regarding payment, termination, ownership, confidentiality, warranties, indemnity, limitation of liability, and governing law shall survive and remain in full force and effect.

FORCE MAJEURE

Seller shall have no liability to the Customer under this Agreement if it is prevented from or delayed in performing its obligations under this Agreement, or from carrying on its business, by acts, events, omissions or accidents beyond its reasonable control, including, without limitation, strikes, lock-outs or other industrial disputes (whether involving the workforce of Seller or any other party), failure of a utility service or transport or telecommunications network, act of God, war, riot, civil commotion, malicious damage, vandalism, cosmic events, seismic events, flood or any weather phenomenon, stampede, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood, storm or default of suppliers or subcontractors, provided that the Customer is notified of such an event and its expected duration.

ENTIRE AGREEMENT

1.
This Agreement and the attached Exhibits and prefatory statements constitute the entire agreement between the Parties with respect to the subject matter of this
Agreement and supersede all prior and contemporaneous agreements or communications. This

Agreement may be modified by Seller at its discretion; in
the event that this Agreement is modified, Customer will be notified and is deemed to have accepted such modifications by continuing use of the Services. In the event of a conflict between the terms and conditions of this Agreement and the terms set forth in the attached schedules or exhibits, the terms and conditions of this Agreement shall prevail. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions of this Agreement, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party. This Agreement may not be assigned by Customer without Seller’s prior written consent. No waiver of any breach shall be effective unless contained in a writing signed by both parties. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes, and together shall constitute one and the same agreement. All notices given under this Agreement shall be sent to the Parties at the respective addresses set forth on the signature page.

NO PARTNERSHIP OR AGENCY

Nothing in this agreement is intended to or shall operate to create a partnership between the parties, or authorize either party to act as agent for the other, and neither party shall have the authority to act in the name, or on behalf, of or otherwise to bind the other in any way (including, but not limited to, the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

GOVERNING LAW AND JURISDICTION

This Agreement shall be governed and construed in accordance with the laws (excluding the conflicts of laws rules) of the State of Texas. The Customer agrees to and irrevocably submits to the exclusive jurisdiction of any federal or state court located within Travis County, Texas over any dispute arising out of or relating to this Agreement, and the Parties irrevocably agree that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The Customer irrevocably waives, fully permitted by applicable law, any objection which it may now, or hereafter, have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Customer agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, the parties to this Agreement agree that any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, including the Optional Rules for Emergency Measures of Protection. The number of arbitrators shall be three (3). The place of arbitration shall be Austin, Texas. Texas law shall apply. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

TAXES

Except as set forth in this Agreement, Customer shall make all payments of fees to Supplier under this Agreement without deduction or withholding for any sales, use, gross receipts, excise, value-added, business, consumption, services, goods and services, income, personal property tax or other taxes (each individually referred to as "Tax"), except to the extent that any such deduction or withholding is required by applicable law or treaty. Each party shall be responsible for taxes based on its own income, employment taxes of its own employees and for taxes on any property it owns or leases. If any taxing authority imposes a VAT, GST, sales, use, service, consumption, business or similar Tax (excluding those based on Supplier's real, personal or intangible property (whether owned or leased), corporate structure, franchise, continuing business operations, income, gross receipts, capital stock, net worth or imposed with respect to Supplier's engagement of employees or independent contractors), upon the Services or deliverables, then Customer agrees either to pay that amount if specified in a valid invoice or to supply exemption documentation.

GOVERNMENT

Equipment, product, and software and documentation related thereto accessed with United States

Government funds or intended for use within or for any United States federal agency are provided with RESTRICTED RIGHTS in accordance with Federal Acquisition Regulation 52.227.19 or as set forth in the department or agency regulations or rules of particular contract which provides Seller and its suppliers equivalent or greater protection.